Press Release                                             Exhibit 99.1

McKesson’s Board of Directors Elects W. Roy Dunbar as New Director

IRVING, Texas, April. 1, 2022 – (NYSE: MCK) announced today that the McKesson board of directors has elected W. Roy Dunbar as director and member of the Audit and Governance Committees, effective April 1, 2022. With the election of Dunbar, McKesson’s board of directors increases from 11 to 12 members, 11 of whom are independent.
“We’re pleased to welcome Roy to McKesson’s board of directors,” said Donald Knauss, McKesson’s independent board chair. “Roy’s decades of experience in technology, operations and healthcare will be instrumental in helping the board guide the company’s strategic priorities in areas such as oncology and biopharma as well as in evolving fields of data governance and cybersecurity. In addition, his experience with sustainability and ESG matters will be an asset to the board’s oversight of the company’s increasing focus on global impact initiatives.”
Most recently, Dunbar served as chairman and chief executive officer at Network Solutions, a leader in web services for small and medium enterprises. Prior to Network Solutions, Dunbar served as president, global technology and operations for Mastercard where he was responsible for its global payments platform and operations. He also served as a member of Mastercard’s executive committee. Before joining Mastercard, Dunbar spent over a decade at Eli Lilly where he served as president, intercontinental region. Dunbar was later named chief information officer and was recognized by InformationWeek as CIO of the Year.
In addition to McKesson, Dunbar currently serves on the boards of SiteOne Landscape Supply, Johnson Controls International and Duke Energy. Dunbar graduated with a pharmacy degree from Manchester University in the U.K. and an MBA from Manchester Business School.
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About McKesson Corporation
McKesson Corporation is a diversified healthcare services leader dedicated to advancing health outcomes for patients everywhere. Our teams partner with biopharma companies, care providers, pharmacies, manufacturers, governments, and others to deliver insights, products and services to help make quality care more accessible and affordable. Learn more about how McKesson is impacting virtually every aspect of healthcare at McKesson.com and read Our Stories.

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